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                              ICHOR CORPORATION
                         Consolidated Balance Sheets
                                 (Unaudited)
                            (dollars in thousands)

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
                                             June 30, 1999   December 31, 1998
                                             -------------   -----------------
                                    ASSETS

Current Assets
  Cash and cash equivalents                   $        667      $         50
  Accounts receivable, net                             543               560
  Notes receivable                                   1,400             2,080
  Advances to affiliates                               587               540
  Other assets                                           -                51
                                              ------------      ------------
      Total current assets                           3,197             3,281
                                              ------------      ------------

Office Equipment                                         8                 -
Resource Property                                      852                 -
                                              ------------      ------------
                                              $      4,057      $      3,281
                                              ============      ============

                     LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
  Accounts payable and other liabilities      $        818      $          8
  Advance from an affiliate                          1,092             1,132
                                              ------------      ------------
      Total current liabilities                      1,910             1,140

Minority Interest                                       19                 -

Shareholders' Equity
  Preferred stock                                        5                 5
  Common stock                                          50                50
  Additional paid-in capital on
    preferred stock                                  4,400             4,400
  Additional paid-in capital on
    common stock                                     5,743             5,743
  Retained deficit                                  (7,999)           (7,986)
                                              ------------      ------------
                                                     2,199             2,212

  Less cost of shares of common stock
    held in treasury                                   (71)              (71)
                                              ------------      ------------
      Total equity                                   2,128             2,141
                                              ------------      ------------
                                              $      4,057      $      3,281
                                              ============      ============
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